UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                February 9, 2010

Penn Millers Holding Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	001-34496	80-0482459
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

72 North Franklin Street, Wilkes-Barre, Pennsylvania	18773
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                    (800) 233-8347

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Penn Millers Holding Corporation (“Penn Millers”) is pleased to announce the appointment of Keith A. Fry, age 54, as Senior Vice President of Commercial Business effective February 15, 2010.  The role of Senior Vice President of Commercial Business is a new position at Penn Millers.

Mr. Fry has more than 30 years of experience in the insurance business and has been the President and Chief Executive Officer of Great Lakes Casualty Insurance, a Michigan-based property and casualty insurer rated “A” by A.M. Best Company, Inc. since 2006.  From 2004 to 2006, Mr. Fry founded and was managing partner of West Falmouth Associates LLC, a management consulting business, which utilized organizational psychologists and former senior executives to advise chief executive officers and boards of directors on effective corporate strategy and people management.  Mr. Fry graduated magna cum laude with a bachelor of science degree in business management from University of Maryland and is a Chartered Property & Casualty Underwriter.

Fry was in various roles at Harleysville Insurance and its subsidiaries from 1984 to 2004. From 2002 to 2004, he served as the Senior Vice President of Subsidiary Operations, where he was responsible for five regional property and casualty insurance company subsidiaries with total annual premiums of $550 million and a life insurance company subsidiary with $75 million in annual premiums. Throughout his tenure at Harleysville Insurance, Mr. Fry was responsible for initiating and leading process improvements that improved underwriting performance in the millions of dollars.

Mr. Fry’s initial annual base salary will be $160,000 and he will be eligible to participate in the benefit plans which Penn Millers’ offers to its other employees, including participation in our group life, accident and health and disability insurance plans, our Employee Stock Ownership Plan, our 401(k) Plan, and our Success Sharing Bonus Plan.  As a Senior Vice President, Mr. Fry will be eligible to participate in our long-term incentive programs and perquisite stipend program (in lieu of other perquisite reimbursements, such as for an automobile or country club memberships), as approved by our Board of Directors. Additionally, Mr. Fry will be entitled to reimbursement for certain reasonable relocation expenses, including temporary storage for certain household and personal effects, the closing costs related to the sale of his current home and the purchase price of a new home, and the real estate commissions incurred in the sale of his home.

In connection with Mr. Fry’s appointment, he entered into an employment agreement with Penn Millers.  If Mr. Fry is terminated without Cause absent a Change in Control (as such terms are defined in his employment agreement), he will be entitled to receive the continuation of his compensation and healthcare benefits then in effect for a period of one year and outplacement services in an amount not to exceed $10,000 (if terminated prior to age 62).

If Mr. Fry is terminated without Cause, or voluntarily terminates his employment for Good Reason, on or within 24 months after a Change in Control (as such terms are defined in his employment agreement), he would be entitled to receive a lump sum payment of one times his current base salary and the continuation of his base salary for a period of one year.  In addition, he would be entitled to health care benefits for the two years following his termination date, a lump-sum payment equal to two times his annual stipend, and outplacement services in an amount not to exceed $10,000 (if terminated prior to age 62), a pro-rata payment under the Success Sharing Plan based on his actual performance, and the immediate and full vesting of all equity awards with performance-based awards paid at target levels.

During the employment period and Restricted Period, Mr. Fry may not directly or indirectly, own, manage, operate, render services for (as a consultant or an advisor) or accept any employment with Nationwide Agribusiness Insurance Company, Michigan Millers Insurance Company or Westfield Insurance Company; the agribusiness insurance business of any other insurance company whose business has, or reasonably be expected to have, a material adverse effect on Penn Millers’ insurance business; and any other property and casualty insurance or reinsurance line of business within a 50 mile radius of Wilkes-Barre, Pennsylvania to the extent that such ownership, management, operating, rendering of services or employment (and the activities necessarily incident thereto) have, or could reasonably be expected to have, a material adverse effect on the Penn Millers’ insurance business. The “Restricted Period” will be a period of 12 months following his termination without Cause absent a Change in Control, or a period of 24 months following his termination without Cause, or voluntary termination for Good Reason, on or within 24 months after a Change in Control.

Item 9.01   Financial Statements and Exhibits.

(d)	Exhibits.

	10.1	Employment Agreement between Penn Millers Holding Corporation, Penn Millers Insurance Company and Keith A. Fry

	99.1	Penn Millers Holding Corporation Press Release announcing the appointment of Keith Fry as Senior Vice President of Commercial Business

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN MILLERS HOLDING CORPORATION

Dated:	February 9, 2010	By:	/s/ Michael O. Banks
Michael O. Banks
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement between Penn Millers Holding Corporation, Penn Millers Insurance Company and Keith A. Fry

99.1	Penn Millers Holding Corporation Press Release announcing the appointment of Keith Fry as Senior Vice President of Commercial Business